Exhibit 99

FOX ENTERTAINMENT GROUP EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2004

FOX REPORTS FIRST QUARTER OPERATING INCOME

OF $675 MILLION, A 10% INCREASE, ON REVENUE

GROWTH OF 5%

FIRST QUARTER OPERATING INCOME BEFORE

DEPRECIATION AND AMORTIZATION GROWS 9% TO

$744 MILLION

QUARTER HIGHLIGHTS

•	Strong ratings and advertising growth at Fox News Channel and FX and higher affiliate revenues at the Regional Sports Networks drives 44% operating income before depreciation and amortization growth at Cable Network Programming.

•	Television Broadcast Network operating loss before depreciation and amortization improves 90% on higher advertising and lower programming costs for the prime-time entertainment schedule.

•	Operating income before depreciation and amortization at Television Stations in line with a year ago despite competition from the Olympics during August.

•	Robust home entertainment sales contribute to strong results at Filmed Entertainment. Overall segment down due to strong syndication sales in the quarter a year ago.

NEW YORK, NY, November 3, 2004 – The Fox Entertainment Group (NYSE: FOX) today reported first quarter consolidated revenues of $2.9 billion, a 5% increase over the $2.8 billion in prior year and operating income before depreciation and amortization(1) of $744 million, up 9% over the $684 million reported a year ago. The year-on-year operating growth was driven primarily by double-digit increases at the Cable Network Programming and Television Broadcast Network segments.

First quarter net income decreased to $320 million ($0.33 per share) as compared to net income of $401 million ($0.45 per share) in the prior year as higher consolidated operating income before depreciation and amortization was offset by equity losses and higher interest expense as a result of the Company’s acquisition of a 34% interest in The DIRECTV Group on December 22, 2003. Equity losses from The DIRECTV Group during the quarter included the Company’s share of The DIRECTV Group’s increased loss from its sale of PanAmSat resulting from the failure of the Galaxy 10R satellite as well as our portion of DIRECTV’s impairment charge related to the SPACEWAY program.

Fox Entertainment Group EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2004

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“We are extremely pleased with the revenue and operating income before depreciation and amortization growth we delivered during our first quarter – a continuation of the record results we achieved in fiscal 2004. Double-digit earnings gains at our cable and television broadcast network segments, as well as strong profits from filmed entertainment underscore the sustained financial strength across our diverse and balanced collection of assets. At the same time, DIRECTV is quickly establishing itself as another growth engine, positioning this key asset for substantial earnings generation in the years ahead. The potential of our asset base, and the profit growth we are poised to deliver, puts us in a great position to deliver strong returns for our shareholders.”

Consolidated Operating Income (Loss)

	3 Months Ended September 30,
	2004	2003
	US $ Millions
Filmed Entertainment	$294	$333
Television Stations	224	221
Television Broadcast Network	(9)	(45)
Cable Network Programming	166	102

Consolidated operating income	$675	$611

Consolidated Operating Income (Loss) Before Depreciation and Amortization(1)

	3 Months Ended September 30,
	2004	2003
	US $ Millions
Filmed Entertainment	$306	$345
Television Stations	236	237
Television Broadcast Network	(4)	(41)
Cable Network Programming	206	143

Consolidated operating income before depreciation and amortization	$744	$684

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported first quarter operating income before depreciation and amortization of $306 million versus $345 million reported in the same period a year ago. The current quarter results primarily reflect strong worldwide

Fox Entertainment Group EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2004

theatrical revenues and increased contributions from the worldwide home entertainment release of film and television titles which were more than offset by lower syndication profits from Twentieth Century Fox Television (TCFTV).

Current quarter film results were largely driven by the continued strong theatrical performances of The Day After Tomorrow and Dodgeball and strong worldwide home entertainment contributions from various titles, most notably The Star Wars Trilogy, Johnson Family Vacation and Man on Fire as well as from the distribution of Passion of the Christ. These contributions were partially offset by the marketing costs for several successful releases including I, Robot, which has grossed over $330 million in worldwide box office since its July release, and Alien vs. Predator, which was released in August and has grossed over $100 million worldwide. The first quarter a year ago included the worldwide home entertainment performances of Phone Booth and Daredevil.

At TCFTV, earnings declined year-on-year primarily reflecting syndication profits in last year’s first quarter from the initial releases of Angel and Judging Amy as well as contributions from M*A*S*H. During the current quarter, TCFTV continued its strong home entertainment sales of television series, most notably from The Simpsons, Futurama and Family Guy. TCFTV has received orders for 23 series in the current broadcast season including Arrested Development which garnered the Emmy for outstanding comedy series.

TELEVISION STATIONS

At the Fox Television Stations (FTS) first quarter operating income before depreciation and amortization of $236 million was in line with the same period a year ago despite competition from the Olympics during August and weaker primetime ratings. Current year results reflect lower entertainment programming costs primarily due to the expiration of various syndicated programs partially offset by an expansion of local news in several FTS markets.

TELEVISION BROADCAST NETWORK

The FOX Broadcasting Company (FBC) reported first quarter operating losses before depreciation and amortization of $4 million, an improvement of $37 million over prior year. Higher advertising pricing and lower programming costs for the primetime entertainment schedule were partially offset by a 12% decline in primetime ratings and the absence of the Emmy awards which were broadcast on FOX in the first quarter a year ago. Subsequent to quarter-end, primetime ratings have improved as Major League Baseball World Series ratings increased 23% over prior year, making it the highest rated World Series since 1999.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported first quarter operating income before depreciation and amortization of $206 million, an increase of $63 million over last year’s results. The

Fox Entertainment Group EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2004

44% growth reflects continued strength across all of the Company’s primary cable channels and the absence of losses from the Los Angeles Dodgers which was sold during Fiscal 2004.

Fox News Channel (FNC) reported operating income growth of 58% in the first quarter as strong revenue growth, primarily from increased advertising, more than offset higher costs associated with coverage of the political conventions. FNC’s ratings during the Republican National Convention defeated not only every other cable news network but also beat the broadcast networks during head to head coverage. Viewership in the quarter was up 29% on a 24-hour basis and up 37% in primetime where FNC had more total viewers than CNN, MSNBC, Headline News and CNBC combined.

At our other cable channels (including the Regional Sports Networks (RSNs), the FX Channel (FX) and SPEED Channel) operating profit increased 45% for the quarter driven by strong revenue growth at the RSNs and FX. Higher affiliate revenues at the RSNs, largely due to increased rates and additional DTH subscribers, were partially offset by increased programming costs from higher rights fees and additional events versus the first quarter a year ago. At FX, increased advertising revenues were driven by the ratings success of Nip/Tuck, basic cable’s #1 series among Adults 18-49, and the new original series Rescue Me. During the quarter FX was the fifth ranked basic cable channel among Adults 18-49.

(1)	Operating income before depreciation and amortization is defined as operating income (loss) plus depreciation and amortization and amortization of cable distribution investments. Depreciation and amortization expense includes the depreciation of property and equipment, as well as the amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and as such it is excluded from operating income before depreciation and amortization. FEG reconciles this non-GAAP measure to operating income in our supplemental data beginning on page 7 of this release.

To receive a copy of this press release through the Internet, access Fox’s corporate Web site located at http://www.fox.com

Audio from Fox’s conference call with analysts on the first quarter results can be heard live on the Internet at 5:00 p.m. Eastern Standard Time today. To listen to the call, visit http://www.fox.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS: Reed Nolte, Investor Relations	Andrew Butcher, Press Inquiries
212-852-7092	212-852-7070

Fox Entertainment Group EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2004

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except for per share amounts)

	3 Months Ended September 30,
	2004	2003
Revenues	$2,889	$2,758

Expenses
Operating	1,848	1,786
Selling, general and administrative	327	319
Depreciation and amortization	39	42

Operating income	675	611

Other income (expense):
Interest expense, net	(66)	(8)
Equity (loss) earnings of affiliates	(97)	7
Other, net	—	26

Income before provision for income taxes and minority interest in subsidiaries	512	636

Provision for income tax expense on stand-alone basis	(189)	(233)
Minority interest in subsidiaries	(3)	(2)

Net income	$320	$401

Basic and diluted earnings per share	$0.33	$0.45

Basic and diluted weighted average number of common equivalent shares outstanding	974	900

Fox Entertainment Group EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2004

SEGMENT INFORMATION

(in millions)

	3 Months Ended September 30,
	2004	2003
Revenues
Filmed Entertainment	$1,384	$1,250
Television Stations	514	518
Television Broadcast Network	382	394
Cable Network Programming	609	596

Total Revenues	$2,889	$2,758

Operating Income (Loss) Before Depreciation and Amortization
Filmed Entertainment	$306	$345
Television Stations	236	237
Television Broadcast Network	(4)	(41)
Cable Network Programming	206	143

Total Operating Income Before Depreciation and Amortization	$744	$684

Operating Income (Loss)
Filmed Entertainment	$294	$333
Television Stations	224	221
Television Broadcast Network	(9)	(45)
Cable Network Programming	166	102

Total Operating Income	$675	$611

Fox Entertainment Group EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2004

SUPPLEMENTAL FINANCIAL DATA

Operating income before depreciation and amortization, defined as operating income plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Since operating income before depreciation and amortization is a non-GAAP measure it should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from operating income before depreciation and amortization, such as depreciation and amortization, are significant components in assessing the Company’s financial performance. Management believes that operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company’s business segments. Operating income before depreciation and amortization, which is the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors’ data.

The following table reconciles operating income before depreciation and amortization to the presentation of operating income.

	3 Months Ended September 30,
	2004	2003
	$ Millions
Operating income	$675	$611
Depreciation and amortization	39	42
Amortization of cable distribution investments	30	31

Operating income before depreciation and amortization	$744	$684

Fox Entertainment Group EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2004

SUPPLEMENTAL FINANCIAL DATA (continued)

	For the Three Months Ended September 30, 2004 ($ Millions)
	Operating Income (loss)	Depreciation and Amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$294	$12	$—	$306
Television Stations	224	12	—	236
Television Broadcast Network	(9)	5	—	(4)
Cable Network Programming	166	10	30	206

Consolidated Total	$675	$39	$30	$744

	For the Three Months Ended September 30, 2003 ($ Millions)
	Operating Income (loss)	Depreciation and Amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$333	$12	$—	$345
Television Stations	221	16	—	237
Television Broadcast Network	(45)	4	—	(41)
Cable Network Programming	102	10	31	143

Consolidated Total	$611	$42	$31	$684